For period ending   May 31, 2009		Exhibit 77Q1


File number 811-08229


UBS INDEX TRUST


CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD
RESOLUTIONS APPROVING BYLAW AMENDMENTS



I, Keith A. Weller, Vice President and Assistant Secretary of UBS Index Trust (the Trust), hereby certify that, at a duly convened meeting of the Board of Trustees (Board) of the Trust held on May 6, 2009, the Board duly and unanimously approved the following preambles and resolution:


	WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board changes to the retirement policy to permit the Board to waive the mandatory retirement age of 75 for a specified period of time past that age; and

	WHEREAS, the Board has accepted the Nominating and Corporate Governance Committees recommendation and has determined that it is in the best interest of the Trust to change the Boards retirement policy;

	NOW, THEREFORE, BE IT

	RESOLVED, that pursuant to the relevant section of the Trusts Amended and Restated Bylaws, as amended (the Bylaws), concerning amendments to the Trusts Bylaws, Article II, Section 3 of the Trusts Bylaws be, and it hereby is, amended to read as follows:

Section 3. Retirement of Trustees: Each Trustee who has attained the age of seventy-five (75) years shall retire from service as a Trustee on the last day of the month in which he or she attains such age.
Notwithstanding anything in this Section, (i) a Trustee may retire at any time as provided for in the Trust Instrument and (ii) the Board of Trustees, in its discretion, may waive the application of the foregoing retirement age with respect to any Trustee for a specified period of time past that age.
	IN WITNESS WHEREOF, I have signed this certificate as of the 25th day of June, 2009.


By:		/s/Keith A. Weller
Name:	Keith A. Weller
Title:		Vice President and Assistant Secretary


New York, New York (ss)

Subscribed and sworn to before me
on this 25th day of June, 2009.


/s/Cathleen Crandall
Notary Public


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